NEWS RELEASE

For Immediate Release

Nord Resources Reports 2009 Year-End Results

  Net revenue of $19.9 million on sales of nearly 8.1 million pounds of copper following the commencement of commercial production in April 2009

  Company generates net income of $0.4 million for 2009

  Ramping up of production continues and Nord expects to reach positive operating cash flow in the 2010 second quarter

  Company does not make scheduled principal and interest payment due March 31, 2010 under credit agreement with Nedbank; enters into 21-day forbearance agreement to negotiate amendments to the agreement

TUCSON, AZ, March 31, 2010 - Nord Resources Corporation (TSX: NRD / OTC: NRDS), which is ramping up copper mining and processing operations at the Johnson Camp Mine in Arizona, today announced its financial results for the year ended December 31, 2009. The audited consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

"Since reactivating the Johnson Camp Mine and commencing commercial production from newly mined ore in April 2009, we have made considerable progress both in our mining and processing operations. However, during this period, we have also encountered a number of challenges that have caused us to miss our targets for the year with respect to copper output, earnings, and cash flow," said Randy Davenport, interim Chief Executive Officer.

"Some of the challenges that we incurred are not unusual for a start-up or reactivation of a mining operation, but some were unexpected, such as the failure of a well casing in a primary water supply well in late October 2009 which contributed to several months of lower-than-forecasted flow rates of pregnant leach solution through our SX plant. This, together with unusually dry weather in the last quarter of 2009, resulted in lower-than-expected copper production. In early January 2010, we placed two new wells into operation at a capital cost of approximately $400,000. This resulted in significantly increased flow rates that now are at the levels that we forecasted as necessary to achieve our production targets.

"In the first quarter of 2010, however, we experienced periods of heavier-than-usual rainfall, which resulted in dilution of the leach solution and turbidity problems in the solvent extraction plant, again causing some lower-than-expected production," Mr. Davenport continued.

"Forecasting copper production during a ramp-up period is difficult for any reactivation of a leaching operation where residual leaching was previously done for an extended period of time. During residual leaching, copper is extracted from ore that was retained in the pads during normal operations. When new ore is placed on top of these pads, some of this new copper is retained in the old pads until a more steady state is reached. This copper will eventually be extracted over time, but during a ramp-up period, it is difficult to forecast production. During the ramp up, we have underestimated the magnitude of copper that has been retained in the pads," he added.

"While the issues encountered affected the timing of achieving our target production rate of 25 million pounds of copper per year, they have not changed our expectations that we will reach that production level," Mr. Davenport said.

"With the increase in flow rates of pregnant leach solution to our SX plant, and continual improvement in solution grades, we expect copper production to increase to a level that will enable us to achieve positive operating cash flow in the second quarter of 2010. This assumes that our copper production levels continue to rise as predicted, given the measures that we have taken to address the operational challenges that we have encountered, and on our assumption that current input costs and copper prices will remain constant over the relevant period," Mr. Davenport said.

Financial Highlights

Net sales for 2009 amounted to $19.9 million from the sale of 8,091,205 pounds of copper. Additionally, during 2009, revenues earned from the sale of 280,728 pounds of copper produced during the testing and development stage of the mine in the amount of $742,237 (including $271,897 from the settlement of copper hedges) were credited to mine development costs.

For 2008, the company recorded revenues of $8.2 million from the sale of 2,842,890 pounds of copper, all of which was produced from residual leaching. Additionally, revenues of $209,907 from the sale of 58,723 pounds of copper produced from residual leaching were credited to mine development costs.

Gross margins improved in 2009 from the 2008 levels, as the result of increased sales volume partially offset by a reduction in the net realized price of copper. The lower cost of sulfuric acid used for leaching also was a significant factor in improving the gross margin. The gross margin for 2009 (excluding depreciation, depletion, and amortization) was $$5,403,571 or 27.1 percent, an improvement from 2008 when it was ($639,808) or (2.8) percent.

During 2009, Nord incurred $14.5 million of costs applicable to sales (including $5.9 million in excess production costs) from the sale of copper. Net direct costs incurred in the development and testing phase of the ramp up in the amount of $1.7 million were capitalized and are being amortized over the life of the mine.

In 2008, Nord incurred $8.8 million of costs applicable to sales from the commencement of commercial production (February 1, 2008) through December 31, 2008. Operating costs incurred from December 1, 2007 through January 31, 2008 in the amount of $572,765 (net of pre commercial revenue) were capitalized and are being amortized over the expected life of production of copper cathodes from existing heaps.

General and administrative expenses decreased to $2.8 million during 2009, compared with $3.7 million in 2008. The decrease is primarily due to reduced employee and director compensation, and consulting expenses.

Depreciation, depletion, and amortization expenses increased to $1.4 million in 2009 from $0.3 million a year earlier. The increase is primarily due to placing in service approximately $41.3 million of property and equipment related to the reactivation of the Johnson Camp Mine.

Interest expense increased to $2.1 million for 2009 from $0.4 million in 2008. The increase is primarily due to interest on the hedged facility provided by the company's principal lender, Nedbank Capital Limited ($2.2 million in 2009 compared with $1.0 million in 2008), partially offset by interest capitalized to property and equipment which was $.4 million and 1.0 million in 2009 and 2008, respectively.

Nord recorded miscellaneous income in 2009 of $1.4 million, mainly resulting from a realized gain on ineffective copper hedges. In 2008, the company had miscellaneous income of $0.9 million, including a gain on ineffective copper hedges, royalty income from a landscape aggregate business, and interest income.

Nord recorded net income for 2009 of $0.4 million ($0.01 per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 76,415,799 and diluted of 78,370,270, respectively, compared with a net loss for 2008 of $5.0 million (a loss of $0.07 per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 67,824,759).

Liquidity

Cash flows used by operating activities during 2009 were ($5.5 million), included net income of $.4 million, $1.4 million in depreciation, depletion, and amortization, an increase in inventory of $13.9 million, a $5.8 million increase in accounts payable as a result of the reactivation of the Johnson Camp Mine, and a $2.0 million increase in accrued interest and other accrued expenses and liabilities. Cash flows used by operating activities during 2008 were ($4.3 million), primarily due to the net loss of ($5.0 million), and included an increase in inventory of $0.7 million as a result of the reactivation of the Johnson Camp Mine.

During 2009 the company invested $12.7 million in capital expenditures related to the reactivation of the Johnson Camp Mine, compared with $18.4 million in 2008 in construction costs for the mine.

Cash flows provided by financing activities during 2009 and 2008 were $12.6 million and $20.7 million, respectively. In the 2009 fourth quarter, Nord completed an unregistered, brokered private placement of 40 million units for common shares and warrants for gross proceeds of $12.0 million (net proceeds to the company of $11.2 million). Each unit, priced at $0.30, consisted of one common share and one common share purchase warrant, entitling the holder to purchase one additional common share at a price of $0.38 per share until June 5, 2012. The proceeds of the offering were fully used to make debt service payments under the Nedbank credit facility, to purchase approximately $500,000 in additional equipment, to reduce accounts payable, and for general working capital purposes.

In March 2009, the company agreed with Nedbank to amend and restate its credit agreement to provide for, among other things, the deferral of certain principal and interest payments until December 31, 2012 and March 31, 2013. While Nord made the scheduled principal and interest payments that were due on September 30 and December 31, 2009 in the approximate amount of $2.2 million each, the company was unable to make the scheduled principal and interest payment due on March 31, 2010 in the approximate amount of $2.2 million. Accordingly, Nord and Nedbank have entered into an unconditional forbearance and extension agreement dated March 30, 2010 that allows for a forbearance period of 21 days to negotiate an amendment to the credit agreement as it pertains to the March 31, 2010 payment and other terms therein. If upon the expiration of the 21-day period, Nord has not been successful in amending the credit agreement, Nedbank will have full authority to exercise its rights under the credit agreement, including the acceleration of the full amount due there under and institution of foreclosure proceedings against the related security.

Although Nord expects to achieve positive operating cash flow in the 2010 second quarter, the company may require additional capital for investment and working capital during the year. Accordingly, it is exploring various financing options. Subject to the availability of capital, the company's plans in 2010 include the construction of a new leach pad and additional exploratory drilling.

About Nord Resources

Nord Resources Corporation is a copper mining company whose primary asset is the Johnson Camp Mine, located approximately 65 miles east of Tucson, Arizona. Nord commenced mining new ore on February 1, 2009. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

This news release includes certain statements that may be deemed "forward-looking". All statements in this release, other than those of historical facts, may be considered forward-looking statements, including those concerning Nord's outlook regarding copper production at the Johnson Camp Mine, statements concerning the potential of the Johnson Camp Mine, and cash flow expectations.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the market prices of copper and sulfuric acid, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those discussed in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
	At December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$1,298,138	$4,465,245
Accounts receivable	781,393	320,493
Inventories	15,685,103	221,271
Current portion of derivative contracts	-	9,604,405
Prepaid expenses and other	71,778	360,901
Total Current Assets	17,836,412	14,972,315
Property and Equipment, at cost:
Property and equipment	47,227,963	4,657,929
Less accumulated depreciation, depletion, and amortization	(4,358,804)	(1,614,405)
	42,869,159	3,043,524
Construction in progress	-	36,944,454
Net Property and Equipment	42,869,159	39,987,978
Other Assets:
Restricted cash and marketable securities	686,476	2,220,138
Derivative contracts, less current portion	-	9,549,697
Debt issuance costs, net of accumulated amortization	813,483	877,249
Total Other Assets	1,499,959	12,647,084
Total Assets	$62,205,530	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Continued)
	At December 31,
	2009	2008
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,952,694	$9,694,716
Accrued expenses	1,900,720	887,438
Current portion of deferred revenue	306,117	-
Current maturities of accrued interest	185,802	265,442
Current maturities of long-term debt	7,160,394	6,666,667
Current maturities of derivative contracts	7,967,695	299,717
Current maturities of capital lease obligation	15,808	7,995
Total Current Liabilities	25,489,230	17,821,975
Long-Term Liabilities:
Derivative contracts, less current maturities	5,101,263	137,367
Long-term debt, less current maturities	16,097,432	18,333,333
Capital lease obligation, less current maturities	27,087	45,015
Deferred revenue, less current portion	4,544,567	-
Accrued interest, less current maturities	-	729,965
Accrued reclamation costs	157,580	144,256
Other	884,987	47,103
Total Long-Term Liabilities	26,812,916	19,437,039
Total Liabilities	52,302,146	37,259,014
Commitments and contingencies
Stockholders' Equity:
Common stock: $.01 par value, 200,000,000 shares authorized, 110,435,586 and 69,493,635 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	1,104,356	694,936
Additional paid-in-capital	121,488,765	109,940,000
Accumulated deficit	(99,620,778)	(100,013,216)
Accumulated other comprehensive income (loss)	(13,068,959)	19,726,643
Total Stockholders' Equity	9,903,384	30,348,363
Total Liabilities and Stockholders' Equity	$62,205,530	$67,607,377

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
	Years Ended December 31,
	2009	2008
Net sales	$19,909,753	$8,155,820
Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	14,506,182	8,795,628
Operating expenses (includes stock based compensation of $369,108 and $601,137, respectively)	2,830,264	3,701,083
Write-down of inventory to net realizable value	-	530,964
Depreciation, depletion and amortization	1,431,040	251,487
Income (loss) from operations	1,142,267	(5,123,342)
Other income (expense):
Interest expense	(2,142,005)	(408,202)
Write-off of speculative mineral properties	-	(406,838)
Miscellaneous income	1,392,176	900,008
Total other income (expense)	(749,829)	84,968
Income (loss) before income taxes	392,438	(5,038,374)
Provision for income taxes	-	-
Net income (loss)	$392,438	$(5,038,374)
Net income (loss) per basic and diluted share of common stock:
Weighted average number of basic common shares outstanding	76,415,799	67,824,759
Basic earnings (loss) per share of common stock	$0.01	$(0.07)
Weighted average number of diluted common shares outstanding	78,370,270	67,824,759
Diluted earnings (loss) per share of common stock	$0.01	$(0.07)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008
	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$392,438	$(5,038,374)
Adjustments to reconcile net income (loss) to net cash used by operating activities:
Depreciation, depletion and amortization	1,431,040	251,487
Accretion expense on reclamation costs	13,324	13,115
Amortization of debt issuance costs	244,695	239,772
Write-off of speculative mineral properties	-	406,838
Write-down of inventory to net realizable value	-	530,964
Accretion of modification of warrants	-	125,137
Issuance of deferred stock units for services rendered	130,000	130,000
Issuance of stock options for services rendered	239,108	471,137
Gain on sale of cash flow hedges - ineffective portion	(1,366,908)	(521,577)
Loss on settlement of cash flow hedges - effective portion	643,287	-
Payments on settlement of effective cash flow hedges	(886,625)	-
Changes in assets and liabilities:
Accounts receivable	(460,900)	(176,481)
Inventories	(13,912,676)	(741,155)
Prepaid expenses and other assets	289,123	(292,889)
Accounts payable	5,826,063	692,690
Deferred revenue	(99,316)	-
Other liabilities	(12,116)	-
Accrued interest	1,028,417	-
Accrued expenses and other liabilities	1,013,282	(353,008)
Net Cash Used By Operating Activities	(5,487,764)	(4,262,344)
Cash Flows From Investing Activities:
Decrease in restricted cash and marketable securities	1,533,662	1,466,338
Capital expenditures	(12,653,359)	(881,196)
Proceeds from the sale of ineffective cash flow hedges	872,517	1,531,202
Construction in progress	-	(17,473,989)
Net Cash (Used) By Investing Activities	(10,247,180)	(15,357,645)
Cash Flows From Financing Activities:
Debt issuance costs	(80,929)	-
Principal payments on notes payable	(3,580,196)	-
Proceeds from issuance of notes payable	-	20,000,000
Proceeds from the sale of royalty interest	4,950,000	-
Proceeds from issuance of common stock and warrants	11,237,809	-
Principal payments on capital lease	(10,115)	(35,676)
Proceeds from exercise of stock options	51,268	50,000
Proceeds from exercise of warrants	-	702,000
Net Cash Provided By Financing Activities	12,567,837	20,716,324
Net Increase (Decrease) in Cash and Cash Equivalents	(3,167,107)	1,096,335
Cash and Cash Equivalents at Beginning of Year	4,465,245	3,368,910
Cash and Cash Equivalents at End of Year	$1,298,138	$4,465,245
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$1,080,741	$43,293
Income taxes	-	-